Execution Version

THIS DEED OF RELEASE AND TERMINATION (this “Deed”) is made on the 11th day of May, 2015 and is given:

BY:

Shanda Media Group Limited, a company incorporated under the laws of British Virgin Islands and having its registered office at Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands, VG1110 (the “Chargee”)

IN FAVOUR OF:

Mr. Xu Xudong （许旭东）, a citizen of the People’s Republic of China (the “Chargor”).

Chargor and Chargee are hereinafter collectively referred to as the “parties” and each individually as a “party.”

WHEREAS:

(A)
By a Share Charge dated April 3, 2014 and executed by the Chargor in favour of the Chargee (the “Share Charge”), the Chargor granted security over the Charged Property (as defined below) for the Secured Obligations of the Chargor under the Share Charge and related Promissory Note.

(B)
Pursuant to the terms of a Share Purchase Agreement by and between the Chargor and Chargee dated May 11, 2015 (the “SPA”), the Chargor agreed to sell to the Chargeee and the Chargee agreed to purchase from the Chargor, 1,938,360,784 ordinary shares of Ku6 Media Co. Ltd. (the “Charged Property”), a company incorporated under the laws of Cayman Islands (the “Transaction”).

(C)
In connection with the Transaction, the Chargee agreed to (i) cancel the Promissory Note pursuant to the terms of a Note Cancellation Agreement by and between the Chargor and the Chargee on or about the date hereof and (ii) release the Charged Property from the Share Charge pursuant to the terms hereof.

NOW THIS DEED WITNESSES AS FOLLOWS:

1.	INTERPRETATION

Execution Version

Unless the context otherwise requires or unless otherwise defined in this Deed, capitalized terms in this Deed (including the Recitals) shall have the same meaning ascribed to them in the Share Charge.

2.	RELEASE AND TERMINATION

2.1           The Chargee hereby unequivocally and irrevocably RELEASES, REASSIGNS AND DISCHARGES unto the Chargor the Charged Property and all and any right, title, interest, property, claim and demand whatsoever of the Chargee therein and thereto and TO HOLD the same unto the Chargor absolutely as the Chargor held the same immediately prior to the execution of the Share Charge free and absolutely discharged of and from the Share Charge and of and from all principal, interest and other monies thereby secured and all claims and demands for and in respect of the same and in any manner relating thereto. At no time did the Chargee in any way encumber or pledge the Charged Property for any purpose, and is returning such Charged Property to the Chargor free and clear of any and all liens, security interests or encumbrances of any nature or kind.

2.2           Effective as of the date hereof, the Share Charge is hereby terminated and shall be of no further force and effect without the necessity of any further action on the part of the parties hereto.

2.3           The Chargee hereby undertakes that it shall forthwith upon the execution of this Deed return to the Chargor or cancel the following documents (which shall be identically the same as those delivered by the Chargor to the Chargee pursuant to the Share Charge):

(a)	duly executed undated share transfers in respect of the Charged Shares in favour of the Chargee or its nominees;

(b)	an executed irrevocable proxy made in respect of the Charged Shares in favour of the Chargee in respect of all general meetings of the Company; and

(c)	all share certificates representing the Charged Shares.

3.	FURTHER ASSURANCES

The Chargee shall from time to time execute and do all such assurances, deeds, acts and things (including without limitation the giving of notices, the termination of any filings and/or registrations, and the making of any further filings and/or registrations consequent upon this Deed) as the Chargor may reasonably request in writing after the date hereof in connection with the discharges, releases and re-assignments contained herein.  In particular, the Chargee will cooperate with the Chargor to procure the Company to instruct the Company’s registered agent in the Cayman Islands to remove any specific legends regarding the original Share Charge from the share certificates representing the Charged Shares, and from the register of members of the Company, and

Execution Version

to update the corporate books of the Company, and if necessary cooperate with the Chargor to procure that the board of directors of the Company pass the necessary enabling board resolutions and instruct its registered agent to give full effect to the terms of this Deed.

4.	GOVERNING LAW

This Deed shall be governed by and construed in accordance with the laws of the Cayman Islands.

5.	DISPUTE RESOLUTION

           The parties hereby irrevocably submit all disputes to arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force at the relevant time and as may be amended by this Section 5. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of one arbitrator and shall be appointed by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

6.	COUNTERPARTS

This Deed may be executed in any number of counterparts and by different parties on separate counterparts as the Chargee may require which taken together shall be deemed to constitute one document.  Satisfactory evidence of execution of this Deed will include evidence by facsimile or email of execution by the relevant party and in such case the executing party undertakes to produce the original as soon as reasonably practicable thereafter.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Deed as of the date first written above.

XU XUDONG	)

in the presence of:	) /s/ Xu Xudong

/s/ Joyce Chen	) )
Witness name and signature

SHANDA MEDIA GROUP LIMITED	) )

Signed, sealed and delivered by Name: Tianqiao Chen	) ) /s/ Tiangiao Chen
Title: Director	)

the presence of:	)
/s/ Yeo Kim Gek	)
Witness